Exhibit 99.1

Contacts:

Jordan Grayson

The Outpoint Group

(212) 808-3437

                FOOTSTAR CHAIRMAN JONATHAN COUCHMAN SERVES ON GOLF TRUST OF AMERICA BOARD OF DIRECTORS THAT ABANDONED ITS LIQUIDATION PLAN LAST YEAR AFTER A SIX YEAR WIND-DOWN PERIOD TO BECOME A SPAC, NEW YORK, JUNE 13, 2008 — Outpoint Group believes that it is significant that although Footstar’s definitive proxy statement on Schedule 14A discloses that Footstar Chairman Jonathan Couchman serves as a director of a company called Golf Trust of America, Inc., it does not disclose the fact that Golf Trust adopted a plan of liquidation in 2001 that the Board ultimately abandoned in 2007.  Although Golf Trust used a six year period to liquidate substantially all of its assets, thereafter it abandoned its plan to dissolve.  The Golf Trust definitive proxy statement on Schedule 14A for the 2007 special meeting indicates that the Board abandoned the plan to “pursue a new corporate strategy focused on creating stockholder value through one or more business combinations”; ultimately, Golf Trust became a Special Purpose Acquisition Company (“SPAC”).

It is exactly such a situation that Outpoint seeks to attempt to prevent by seeking Board representation.  The Golf Trust example shows that Couchman has been involved in a business where the Board took years to liquidate at the expense of stockholders only to ultimately abandon the liquidation altogether.  Although Couchman joined the Golf Trust board immediately after the liquidation plan was abandoned, he was selected and nominated by the same Investor Group that took over the Board of Golf Trust in 2006 and pushed the Company to abandon its plan of liquidation and pursue a new corporate strategy.  We should not allow the same thing to happen at Footstar.

The best way to prevent Footstar from imitating the Golf Trust example is to elect the Outpoint Group nominees to the Board.  Additional stockholder representation is essential during the liquidation process to ensure the winding-down doesn’t take years to effect, or isn’t abandoned altogether—a result that Chairman Couchman, by way of his position on the Golf Trust board, is all too familiar with.

As we have previously stated, the Outpoint Group has two primary goals in electing Nominees for election to the Board:  (1) to hold the Board to its as yet unfulfilled promise to put a detailed plan of liquidation to stockholders in early 2009; and (2) during a liquidation, to provide oversight and advocacy to promptly guide the Company through the process, minimizing corporate waste so that proceeds for stockholders are maximized.  Chairman Couchman’s position at Golf Trust indicates that in the case of Footstar, this stockholder oversight role could not be more crucial.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free:  (888) 750-5834

Banks and Brokers Call Collect:  (212) 750-5833

IMPORTANT

We urge you NOT to sign any White proxy card sent to you by Footstar.

If you have already done so, you have every legal right to change your vote by using the enclosed BLUE proxy card to vote TODAY— by telephone, by Internet, or by signing, dating and returning the BLUE proxy card in the postage-paid envelope previously provided.

About Outpoint

Outpoint is a New York-based value-oriented investment manager, founded in February 2005.  Outpoint holds approximately 2.8% of the outstanding common stock of Footstar, Inc.

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THIS PRESS RELEASE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESS RELEASE, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF THE OUTPOINT GROUP AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO FOOTSTAR, INC.

THE OUTPOINT GROUP RESERVES THE RIGHT TO CHANGE ANY OF THE OPINIONS EXPRESSED HEREIN AT ANY TIME AS IT DEEMS APPROPRIATE. THE OUTPOINT GROUP DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

THIS PRESS RELEASE DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. THE OUTPOINT GROUP INCLUDES FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING - BUYING AND SELLING - PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE OF THE MEMBERS OF THE OUTPOINT GROUP FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES.

ALL FOOTSTAR STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE OUTPOINT GROUP FROM THE STOCKHOLDERS OF THE ISSUER FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF THE ISSUER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY HAVE BEEN MAILED TO STOCKHOLDERS OF THE ISSUER AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE OUTPOINT GROUP IS CONTAINED IN THE DEFINITIVE SCHEDULE 14A FILED BY THE OUTPOINT GROUP WITH THE SEC ON MAY 21, 2008.